CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Step-Up Callable Notes due 2018	$3,500,000	$137.55
(1)  The maximum aggregate offering price relates to an additional $3,500,000 of securities offered and sold pursuant to this Amendment No. 1 to Pricing Supplement No. 755 to Registration Statement No. 333-131266.

August 2008
Amendment No. 1 dated August 27, 2008 to Pricing Supplement No. 755 Registration Statement No. 333-131266 Dated August 26, 2008 Filed pursuant to Rule 424(b)(2)
INTEREST RATE STRUCTURED PRODUCTS

Senior Fixed Rate Step-Up Callable Notes due August 29, 2018
Global Medium Term Notes, Series F

We, Morgan Stanley, have the right to redeem the notes on any redemption date, beginning August 29, 2011. The amount of interest payable on the notes will increase in increments after the first four years and every three years thereafter.   We describe the basic features of these notes in the sections of the accompanying prospectus called “Description of Debt Securities – Description of Fixed Rate Debt Securities” and prospectus supplement called “Description of Notes,” subject to and as modified by the provisions described below.
FINAL TERMS
Issuer:	Morgan Stanley	Issuer Ratings:	Moody’s: A1 (stable) / S&P: A+ ( negative outlook)*
Aggregate principal amount:	$18,500,000. (Upsized from $15,000,000)
Stated principal amount:	$1,000
Issue price:	$1,000 (100%)
Pricing date:	August 26, 2008
Original issue date:	August 29, 2008
Interest accrual date:	August 29, 2008
Maturity date:	August 29, 2018
Interest rate:
6.00%, from and including the original issue date to but excluding August 29, 2012
7.00%, from and including August 29, 2012 to but excluding August 29, 2015
10.00%, from and including August 29, 2015 to but excluding August 29, 2018

Interest payment period:	Quarterly
Interest payment dates:
Each February 28 (or February 29 in a leap year), May 29, August 29 and November 29, beginning November 29, 2008; provided that if any such day is not a business day, that interest payment will be made on the next succeeding business day and no adjustment will be made to any interest payment made on that succeeding business day.

Day-count convention:	30/360
Redemption:
Beginning August 29, 2011, we have the right to redeem all of these notes on any redemption date and pay to you 100% of the stated principal amount per note plus accrued and unpaid interest to but excluding the date of such redemption. If we decide to redeem the notes, we will give you notice at least 10 calendar days before the redemption date specified in the notice.

Redemption percentage at redemption date:	100%
Redemption dates:	Quarterly on each February 28 (or February 29 in a leap year), May 29, August 29, and November 29, beginning on August 29, 2011
Specified currency:	U.S. dollars
Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	The Bank of New York Mellon
Listing:	The notes will not be listed on any securities exchange.
Denominations:	$1,000 / $1,000
CUSIP:	61745EN80
Book-entry or certificated note:	Book-entry
Business day:	New York
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Company
Per Note	100%	1.50%	98.50%
Total	$18,500,000	$277,500	$18,222,500
(1) For additional information, see “Plan of Distribution” in the accompanying prospectus supplement.
* On August 11, 2008, Moody’s Investors Service lowered the issuer’s rating from ‘Aa3’ to ‘A1.  Both ratings listed above have been assigned to the issuer and reflect each rating agency's views of the likelihood that we will honor our obligation to pay the principal amount at maturity and the interest, if any, payable under the terms of the notes and do not address the price at which the notes may be resold prior to maturity, which may be substantially less than the issue price of the notes. The ratings assigned by the rating agencies reflect only the views of the respective rating agencies, are not recommendations to buy, sell or hold the notes and are subject to revision or withdrawal at any time by such rating agencies in their sole discretion. Each rating should be evaluated independently of any other rating.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Amendment No. 1 to Prospectus Supplement dated July 24, 2007                           Prospectus dated January 25, 2006

FWP: MSPRB0707001

Senior Fixed Rate Step-Up Callable Notes due August 29, 2018

Where You Can Find More Information

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates.  Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, Morgan Stanley will arrange to send you the prospectus and the prospectus supplement if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at www.sec.gov as follows:

Amendment No. 1 to Prospectus Supplement dated July 24, 2007
Prospectus dated January 25, 2006

Terms used in this pricing supplement are defined in the prospectus supplement or in the prospectus.  As used in this pricing supplement, the “Company,” “we,” “us,” and “our” refer to Morgan Stanley.

August 2008	Page 2